Exhibit 99.1

CONTACT:	For Immediate Release
Doral Financial Corporation	August 2, 2007
Investor Relations & Media:
(787) 474-6711

Olga Mayoral-Wilson, APR
Executive Vice President
Chief Communications Officer
Corporate Communications

Lucienne Gigante
Vice President
Investor Relations
Corporate Communications
— DORAL FINANCIAL ANNOUNCES 1-FOR-20 REVERSE STOCK SPLIT —
SAN JUAN, Puerto Rico, August 2, 2007 — Doral Financial Corporation (NYSE:DRL) (“Doral”) announced today the 1-for-20 reverse split of its common stock previously approved by Doral’s shareholders at the annual meeting of shareholders will become effective as of 5:00 p.m. Eastern Time on August 17, 2007.
Upon the effectiveness of the reverse split, Doral shareholders will receive one new share of Doral common stock for every twenty shares they hold. Doral’s common stock will begin trading on a split-adjusted basis when the market opens on August 20, 2007.
The purpose of the reverse split is to increase the trading price of Doral’s common stock. Doral, however, cannot assure that the price of its common stock after the reverse split will reflect the 1-for-20 reverse split ratio, that the price per share following the effective time of the reverse split will be maintained for any period of time, or that the price will remain above the pre-split trading price.
In connection with the reverse split, the total number of common shares authorized under Doral’s Restated Certificate of Incorporation will be reduced from 1,950,000,000 to 97,500,000 shares. As of July 31, 2007, there were approximately 1,076,202,204 shares of Doral’s common stock outstanding. Effecting the 1-for-20 reverse split will reduce that amount to approximately 53,810,110 shares. The reverse split will not change the number of shares of Doral’s serial preferred stock authorized, which will remain at 40,000,000 shares.
Treatment of Stock Options, Restricted Stock Units and Convertible Preferred Stock
The number of common shares into which Doral’s outstanding stock options and convertible preferred stock, as well as their relevant exercise or conversion price per share, and any outstanding restricted stock units will be proportionally adjusted to reflect the reverse split. The number of shares authorized for issuance under Doral’s Omnibus Incentive Plan will also be proportionally reduced to reflect the reverse split.

Fractional Shares
Doral will not issue any fractional shares of its common stock as a result of the reverse split. Instead, Doral’s transfer agent, Mellon Investor Services LLC, will aggregate all fractional shares held by Doral shareholders into whole shares and arrange for them to be sold on the open market at prevailing prices. In lieu of fractional shares, shareholders will receive a cash payment equal to their allocable share of the total proceeds of these sales.
Shareholders will not be entitled to receive interest for the period of time between the effective date of the reverse split and the date the shareholder receives his or her cash payment.
Shareholders holding fewer than twenty shares of Doral common stock will receive only cash for all their shares held before the reverse split and will no longer hold any shares of Doral common stock as of the effective date of the split.
New Common Stock Certificates
Doral will adopt a new stock certificate in connection with the implementation of the reverse split. Mellon Investor Services has been retained to manage the exchange of stock certificates. Shareholders of record will receive a letter of transmittal providing instructions for the exchange of their old certificates as soon as practicable following the effectiveness of the reverse split. Shareholders should not send in their old stock certificates until they receive a letter of transmittal from Mellon Investor Services. Shareholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions.
For more information, shareholders and securities brokers should contact Mellon Investor Services at 1-800-777-3674.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. In addition, Doral Financial may make forward-looking statements in its press releases or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. These “forward-looking statements” are identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.
     Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	potential adverse developments from ongoing enforcement actions by bank regulatory agencies;

•	risks associated with the Company’s contingent obligations regarding recourse arrangements and representations and warranties in connection with its loan sales;

•	risks arising from the downgrade and potential further downgrades in the credit ratings of Doral Financial’s securities;

•	risks associated with the potential impact of fluctuating interest rates on Doral Financial’s net interest margin resulting from the current mismatch in its assets and liabilities;

•	Doral Financial’s ability to attract new clients and retain existing clients;

•	Doral Financial’s ability to retain and attract key employees;

•	Doral Financial’s ability to successfully implement new business strategies;

•	Doral Financial ability to derive sufficient income to realize the benefits of its deferred tax asset;

•	potential adverse developments in the credit quality of Doral Financial’s loan portfolio;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from worsening economic conditions in Puerto Rico;

•	potential adverse developments in connection with the ongoing grand jury investigation by the U.S. Attorney’s Office for the Southern District of New York;

•	risks associated with Doral Financial’s inability to prepare and timely file financial statements;

•	risks arising from material weaknesses in Doral Financial’s internal control over financial reporting; and

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Investors should carefully consider these factors and the risk factors outlined under Item 1A, Risk Factors, in Doral Financial’s 2006 Annual Report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the first quarter of 2007, which are available at the SEC’s web site at http://www.sec.gov.